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                                                                    EXHIBIT 23.7


                      [LETTERHEAD OF COWEN APPEARS HERE]



                                       June 24, 1996

Firefox Communications Inc.
2953 Bunker Hill Lane, Suite 400
San Jose, CA 95054

Gentlemen:

We hereby consent to the inclusion of our written fairness opinion dated May 21, 1996, to the Board of Directors of Firefox Communications Inc. (the "Company") in the proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the merger pursuant to the Agreement and Plan of Merger by and among FTP Software, Inc., Firefox Acquisition Corp., and the Company as amended by the Amended and Restated Agreement and Plan of Merger dated as of May 21, 1996. In giving this consent, we do not hereby admit that Cowen & Company is within the class of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder

                                             Very truly yours,

                                             Cowen & Company